FOR IMMEDIATE RELEASE

Veeva Forms Board Committee to Explore Becoming
a Public Benefit Corporation

PLEASANTON, CA — September 16, 2020 — Veeva Systems (NYSE: VEEV) today announced it has formed a board committee to explore becoming a public benefit corporation (PBC). The Committee will seek input from shareholders, customers, and other stakeholders on the possibility of becoming a PBC before taking any further action.
A PBC is a for-profit corporation that has also adopted a public benefit purpose. Unlike a traditional corporation whose only legal duty is to maximize shareholder value, PBCs consider their public benefit purpose and the interests of those materially affected by the corporation’s conduct—including customers, employees, and the community—in addition to shareholders’ interests.
In becoming a PBC, Veeva’s certificate of incorporation would be updated to include a public benefit purpose of helping make the industries it serves more productive and creating high-quality employment opportunities. This public benefit purpose aligns with Veeva’s focus on supporting life sciences companies in their mission to improve and extend life by helping them more effectively and efficiently develop and get the right treatments to the right patients.
Veeva would pursue this public benefit purpose in addition to its existing goal of increasing shareholder value. As a Delaware PBC, the company would operate under the same management structure and corporate and tax laws it does today and with the same commitment to strong growth and profitability.
“We believe social and economic benefits go hand in hand and have always operated with the long-term view that doing the right thing for our customers, employees, and communities ultimately allows us to deliver the best results for investors,” said Peter Gassner, founder and CEO of Veeva Systems.
Veeva joins a growing number of leaders who recognize that corporations can build greater long-term value when considering a broader set of stakeholders, including shareholders, customers, employees, and the communities they serve. The Delaware PBC structure was created in 2013, and to date more than 2,000 companies have incorporated as Delaware PBCs. Veeva would be the first Russell 1000 company to become a PBC, which follows Veeva’s history of leading in areas that will advance the company, the industries it serves, and its stakeholders over the long-term.
Veeva believes that working to make its customers more productive and growing its employee base by attracting the best talent can result in greater shareholder value over the long-term and reiterates its 2025 targets issued October 2, 2019.
Today’s announcement is intended to open a dialogue about the potential for Veeva to become a PBC. The company will now seek input through a proactive stakeholder outreach program.
Veeva is also planning to declassify its board of directors and implement a majority voting standard for future director elections and is also seeking shareholder feedback on these proposed changes.
For more information, please visit Veeva’s PBC information page.
About Veeva Systems
Veeva Systems Inc. is a leader in cloud solutions—including data, software, and services—for the global life sciences industry. Committed to innovation, product excellence, and customer success, Veeva serves more than 900 customers, ranging from the world's largest pharmaceutical companies to emerging biotechs. The company is headquartered in the San Francisco Bay Area, with offices throughout North America, Europe, Asia, and Latin America. For more information, visit veeva.com.
Forward-looking Statements
This release contains forward-looking statements, including the statements regarding Veeva’s potential conversion to a Delaware public benefit corporation, the expected impact and benefits of such a
® 2020 Veeva Systems Inc. All rights reserved. Veeva and the Veeva logo are trademarks of Veeva Systems Inc.
Veeva Systems Inc. owns other registered and unregistered trademarks.

conversion and our 2025 targets. Any forward-looking statements contained in this press release are based upon Veeva’s current expectations, historical performance and its current plans and estimates, and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Veeva’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Veeva disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including potentially negative reaction to our potential conversion to a Delaware public benefit corporation. Additional risks and uncertainties that could affect Veeva’s financial results including its 2025 targets are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s filing on Form 10-Q for the period ended July 31, 2020. This is available on the company’s website at veeva.com under the Investors section and on the SEC’s website at sec.gov. Further information on potential risks that could affect actual results will be included in other filings Veeva makes with the SEC from time to time.

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Contact:
Roger Villareal Veeva Systems 925-264-8885 roger.villareal@veeva.com	Jamie Moser Joele Frank 212-355-4449 jmoser@joelefrank.com

Rick Lund Veeva Systems 925-271-9816 rick.lund@veeva.com

® 2020 Veeva Systems Inc. All rights reserved. Veeva and the Veeva logo are trademarks of Veeva Systems Inc.
Veeva Systems Inc. owns other registered and unregistered trademarks.